UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

StarTek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies: Common stock, $0.01 par value
(2) Aggregate number of securities to which transaction applies: 21,433,333 shares of StarTek, Inc. common stock
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was calculated based on the value of the transaction, which was computed by multiplying 21,433,333 shares of StarTek, Inc. common stock by $8.23 per share, that being the average of the high and low prices reported on the New York Stock Exchange for such shares on May 3, 2018. In accordance with Section 14(a) of the Securities Exchange Act of 1934, the filing fee was determined at the rate of $124.50 per million.

(4) Proposed maximum aggregate value of transaction: $ 176,396,330.59
(5) Total fee paid: $21,961.34

☒ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
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Business Process Outsourcing

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS OF STARTEK, INC.,
TO BE HELD ON JULY 19, 2018

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS OF STARTEK, INC.,
To Be Held On July 19, 2018

To the Stockholders of StarTek, Inc.:

On July 3, 2018, we entered into an amendment (the “Amendment”) to the Transaction Agreement dated as of March 14, 2018 (as may be further amended from time to time, the “Transaction Agreement”) between the Company, CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Aegis”), and CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Aegis Stockholder”).

The Transaction Agreement remains unchanged with respect to the Company’s acquisition of all of the outstanding capital stock of Aegis from the Aegis Stockholder in exchange for the issuance of 20,600,000 shares of the Company’s common stock. However, pursuant to the Amendment, the number of shares of our common stock that the Aegis Stockholder will additionally purchase has been reduced from 833,333 to 166,667 and the amount of the total cash payment to the Company for such additional shares has been reduced from $10,000,000 to $2,000,000, which continues to represent a purchase price of $12 per share of common stock. The number of shares of our common stock issued pursuant to the Transaction Agreement and the amount of the additional payment remain subject to adjustment as set forth in the Transaction Agreement, including based on the relative net debt of the parties as of the closing. The Amendment also reduces the Aegis net debt target from $150,000,000 to $145,000,000. A copy of the Amendment is attached as Annex A to this Supplement.

The Board has changed the date of the Annual Meeting to July 19, 2018 at 8:00 a.m. local time. The record date for determining those stockholders entitled to vote at the Annual Meeting has not changed and will remain as the close of business on June 15, 2018. After careful consideration, the StarTek board continues to unanimously recommend that you vote “FOR” the Aegis Issuance Proposal, “FOR” the Amazon Issuance Proposal, “FOR” the Authorized Shares Proposal, “FOR” the Corporate Opportunity Proposal, “FOR” the Transaction-Related Compensation Proposal, “FOR” all of the nominees in the Director Election Proposal, “FOR” the Advisory Compensation Proposal, “FOR” the Accountant Ratification Proposal and “FOR” the Adjournment Proposal.

This supplement (“Supplement”) supplements the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 13, 2018. This Supplement and the Definitive Proxy Statement provide detailed information about the Amendment, the Annual Meeting, the amended Transaction Agreement and the transactions contemplated thereby. This Supplement and the Definitive Proxy Statement also describe the actions and determinations of our Board in connection with its evaluation of the Amendment, the Transaction Agreement and the transactions contemplated thereby. We encourage you to read this Supplement, the Definitive Proxy Statement and their annexes, including the Amendment and the Transaction Agreement, carefully and in their entirety. You may also obtain more information about the Company from documents we file with the SEC from time to time.

Stockholders that previously voted “FOR” the proposals above do not need to vote again unless they wish to change their vote. Stockholders that previously voted against or abstained on the proposals above or that did not vote by proxy are strongly recommended to vote “FOR” the proposals.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE REQUEST THAT YOU AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY EITHER MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE PROXY CARD OR SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET. If you are a stockholder of record and attend the Annual Meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote, or an abstention from voting, will have exactly the same effect as voting against the Authorized Shares Proposal, the approval of which is necessary to consummate the transactions contemplated by the amended Transaction Agreement.

If your shares are held in “street name,” you should instruct your broker on how to vote your shares, following the procedures provided by your broker. Your broker may be unable to vote your shares without instructions from you. The failure to instruct your broker on how to vote your shares could have exactly the same effect as voting against the Authorized Shares Proposal, the approval of which is necessary to consummate the transactions contemplated by the Transaction Agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Saratoga Proxy Consulting, LLC
528 8th Avenue, 14th Floor, New York, NY 10018
toll-free at (888) 368-0379 or (212) 257-1311
or by email at info@saratogaproxy.com

Sincerely,

Chad A. Carlson                                                        President and Chief Executive Officer

The Transaction Agreement and the transactions contemplated thereby have not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the transactions or upon the adequacy or accuracy of the information contained in this Supplement or the Definitive Proxy Statement. Any representation to the contrary is a criminal offense.

This Supplement is dated July 5, 2018 and is first being mailed to stockholders on or about July 5, 2018.

STARTEK, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

STARTEK, INC.
8200 EAST MAPLEWOOD AVE., SUITE 100
GREENWOOD VILLAGE, CO 80111
(303) 262-4500

2018 ANNUAL MEETING OF STOCKHOLDERS
JULY 19, 2018

This Supplement to the Definitive Proxy Statement is dated July 5, 2018 and was first mailed to our stockholders on or about July 5, 2018 and supplements the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”) filed by StarTek, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 13, 2018. This Supplement and the Definitive Proxy Statement are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company, to be voted at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) for the purposes set forth in the Notice of Annual Meeting of Stockholders in the Definitive Proxy Statement.

This Supplement updates the Definitive Proxy Statement to reflect certain developments that occurred after June 13, 2018, the date of the Definitive Proxy Statement. In particular, this Supplement (i) describes the terms of an amendment to the Transaction Agreement dated as of March 14, 2018 (the “Original Transaction Agreement” and, as may be further amended from time to time, the “Transaction Agreement”) between the Company, CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Aegis”), and CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Aegis Stockholder”), and (ii) the change in the date of the Annual Meeting from July 9, 2018 to July 19, 2018.

The information contained in this Supplement speaks only as of July 5, 2018, unless the information specifically indicates that another date applies.

The Board has changed the date of the Annual Meeting to July 19, 2018 at 8:00 a.m. local time at the offices of the Company, 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO 80111. The record date for determining those stockholders entitled to vote at the Annual Meeting has not changed and will remain as the close of business on June 15, 2018. After careful consideration, the StarTek board continues to unanimously recommend that you vote “FOR” the Aegis Issuance Proposal, “FOR” the Amazon Issuance Proposal, “FOR” the Authorized Shares Proposal, “FOR” the Corporate Opportunity Proposal, “FOR” the Transaction-Related Compensation Proposal, “FOR” all of the nominees in the Director Election Proposal, “FOR” the Advisory Compensation Proposal, “FOR” the Accountant Ratification Proposal and “FOR” the Adjournment Proposal.

The date of this Supplement to the Definitive Proxy Statement is July 5, 2018.

AMENDMENT TO THE TRANSACTION AGREEMENT

On July 3, 2018, the Company entered into the First Amendment to Transaction Agreement with Aegis and the Aegis Stockholder (the “Amendment”). The Transaction Agreement remains unchanged with respect to the Company’s acquisition of all of the outstanding capital stock of Aegis from the Aegis Stockholder in exchange for the issuance of 20,600,000 shares of the Company’s common stock. However, pursuant to the Amendment, the number of shares of our common stock that the Aegis Stockholder will additionally purchase has been reduced from 833,333 to 166,667 and the amount of the total cash payment to the Company for such additional shares has been reduced from $10,000,000 to $2,000,000, which continues to represent a purchase price of $12 per share of common stock. The number of shares of our common stock issued in the transactions contemplated by the Transaction Agreement (the “Aegis Transactions”) and the amount of the additional payment remain subject to adjustment as set forth in the Transaction Agreement, including based on the relative net debt of the parties as of the closing. The Amendment also reduces the Aegis net debt target from $150,000,000 to $145,000,000. After giving effect to the Amendment, the Aegis Stockholder is expected to own approximately 55 percent of our common stock upon the closing. See “Net Debt Adjustment”. A copy of the Amendment is attached as Annex A to this Supplement.

CHANGE IN DATE OF THE ANNUAL MEETING

The Board has changed the date of the Annual Meeting to July 19, 2018 at 8:00 a.m. local time at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO 80111. The record date for determining those stockholders entitled to vote at the Annual Meeting has not changed and will remain as the close of business on June 15, 2018.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). You can identify these forward looking statements by the fact they use words such as “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “shall,” “should,” “strategy,” “will,” “would,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks, uncertainties and assumptions, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. Although we believe we have been prudent in our plans and assumptions, we can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and we caution readers not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those projected as a result of certain risks and uncertainties. Certain risks associated with our business are discussed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. In addition to the other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the possibility that the Aegis Transactions will not be consummated or delays in consummating the Aegis Transactions;

•
the possibility that the closing conditions set forth in the Transaction Agreement will not be satisfied, including among others, (i) receipt of the required stockholder approval or (ii) receipt of the necessary regulatory approvals required to permit the Aegis Transactions;

•
the amount of the costs, fees, expenses and charges related to the Aegis Transactions, including the risk that the Transaction Agreement may be terminated in certain circumstances that would require us to pay the Aegis Stockholder a termination fee of up to $6,800,000, the payment of which could cause significant liquidity issues for the Company;

•	adverse effects on the market price of our common stock and on our operating results because of a failure to complete the Aegis Transactions;

•	the fact that, if the Aegis Transactions are completed, the Aegis Stockholder will control a majority of the common stock of the Company;

•
the fact that under the terms of the Transaction Agreement, the Company is unable to solicit other acquisition proposals or other potential alternative proposals during the pendency of the Aegis Transactions;

•
negative effects relating to the announcement of the Aegis Transactions or any further announcements relating to the Aegis Transactions or the pendency or consummation of the Aegis Transactions on the market price of our common stock;

•	unanticipated difficulties or expenditures relating to the Aegis Transactions;

•	legal proceedings instituted against the Company and others in connection with the Aegis Transactions;

•
disruptions of current plans and operations caused by the announcement and pendency of the Aegis Transactions, including risks related to the Aegis Transactions diverting management’s or employees’ attention from ongoing business operations and ability to retain or recruit key employees;

•	potential difficulties in employee retention as a result of the announcement and pendency of the Aegis Transactions; and

•	the response of customers, distributors, suppliers and competitors to the announcement of the Aegis Transactions.

SUPPLEMENTAL DISCLOSURES

The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.startek.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of the Definitive Proxy Statement and this Supplement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the Definitive Proxy Statement and this Supplement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

You may request a copy of these filings, at no cost, using the following contact information:

StarTek, Inc.
8200 East Maplewood Ave., Suite 100
Greenwood Village, CO 80111
Attention: Investor Relations
(303) 262-4500
Email: investor@startek.com

You may request a copy of these filings from our proxy solicitor Saratoga Proxy Consulting, LLC, using the following contact information:

Saratoga Proxy Consulting, LLC
528 8th Avenue, 14th Floor, New York, NY 10018
toll-free at (888) 368-0379 or (212) 257-1311
or by email at info@saratogaproxy.com

QUESTIONS AND ANSWERS

The following questions and answers briefly address questions you may have in connection with this Supplement, the Company’s entry into the Amendment and the effect the entry into the Amendment has on the Annual Meeting.

Q: Why am I receiving this Supplement?

A: We are sending you this Supplement because, on July 3, 2018, the Company entered into the Amendment. This Supplement provides information on the Amendment and updates the Definitive Proxy Statement, which was previously mailed to you.

Q: Why did the Company amend the Transaction Agreement?

A: Following the signing of the Transaction Agreement, representatives of the Aegis Stockholder contacted William Blair, financial advisor to the Company, to inform them that the Aegis Stockholder was having difficulty obtaining the consent of a third-party mezzanine lender (the “Mezzanine Lender”) to the Aegis Transactions, as required by the Transaction Agreement and a certain mezzanine facility agreement to which affiliates of Aegis are parties (the “Mezzanine Facility”). Following discussions with the Aegis Stockholder, the Board determined that amending the terms of the Transaction Agreement in a manner that would allow the Aegis Stockholder to repay a portion of the Mezzanine Facility would provide the best chance to enable the Company to consummate the Aegis Transactions, which the Board determined would be in the best interests of the Company and its stockholders.

Q: What are the significant amendments to the Transaction Agreement?

A: The Transaction Agreement remains unchanged with respect to the Company’s acquisition of all of the outstanding capital stock of Aegis from the Aegis Stockholder in exchange for the issuance of 20,600,000 shares of the Company’s common stock. However, pursuant to the Amendment, the number of shares of our common stock that the Aegis Stockholder will additionally purchase has been reduced from 833,333 to 166,667 and the amount of the total cash payment to the Company for such additional shares has been reduced from $10,000,000 to $2,000,000, which continues to represent a purchase price of $12 per share of common stock. The number of shares of our common stock issued in the Aegis Transactions and the amount of the additional payment remain subject to adjustment as set forth in the Transaction Agreement, including based on the relative net debt of the parties as of the closing. The Amendment also reduces the Aegis net debt target from $150,000,000 to $145,000,000.

Q: What percentage of the Company will the Aegis Stockholder own?

A: After giving effect to the Amendment, the Aegis Stockholder is expected to own approximately 55 percent of our common stock upon the Closing.

Q: Does the Board still support the Aegis Transactions?

A: Yes. Our Board, by the unanimous vote of all directors voting, recommends that you vote:
(1) “FOR” the Aegis Issuance Proposal;
(2) “FOR” the Amazon Issuance Proposal;
(3) “FOR” the Authorized Shares Proposal;
(4) “FOR” the Corporate Opportunity Proposal;
(5) “FOR” the Transaction-Related Compensation Proposal;
(6) “FOR” all of the nominees in the Director Election Proposal;
(7) “FOR” the Advisory Compensation Proposal;
(8) “FOR” the Accountant Ratification Proposal; and
(9) “FOR” the Adjournment Proposal.

Q: Who can vote at the Annual Meeting?

A: The record date for determining who is entitled to vote at the Annual Meeting has not changed. We have set the close of business on June 15, 2018 for determining those stockholders of record who are entitled to notice of, and to vote at, the Annual Meeting.

Q: Where and when is the Annual Meeting?

A: The Annual Meeting will be held at the offices of StarTek, Inc., 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO 80111, on July 19, 2018, at 8:00 a.m. local time.

Q: What if I have already voted?

A: If you have already voted, you do not need to vote again unless you wish to change your vote. Your previously cast votes will continue to apply to all proposals that you voted on.

Q: May I revoke my prior proxy?

A: If you have given your proxy and wish to revoke it, you may do so at any time before your proxy is voted at the Annual Meeting, by (i) giving written notice to our Corporate Secretary at our principal executive offices at 8200 East Maplewood Ave., Suite 100, Greenwood Village, CO 80111, stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card bearing a later date (in any of the permitted forms), or (iii) attending the Annual Meeting and voting in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. If your shares are held in the name of a broker, bank or other agent, you must follow instructions received from such broker, bank or agent with this proxy statement in order to revoke your vote or to vote in person at the Annual Meeting.

Q: What do I do if I have not voted yet?

A: We urge you to read the information contained in this Supplement, including the annexes, and the Definitive Proxy Statement, and to consider how the Aegis Transactions affect you. Sign, date and mail your proxy card in the enclosed return envelope as soon as possible. You may also vote electronically on the Internet or by telephone as instructed in the materials. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Submitting your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the Annual Meeting, and will ensure that your shares are voted if you later find you cannot attend the Annual Meeting.

Q: Where can I find the voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Annual Meeting. All reports that we file with the SEC are publicly available when filed on the SEC’s website at https://www.sec.gov.

Q: Whom should I contact with questions?

A: If you have questions about this Supplement, the proposals or how to vote your shares, you may contact our proxy solicitor, Saratoga Proxy Consulting, LLC toll-free at (888) 368-0379 or (212) 257-1311 or info@saratogaproxy.com.

SUMMARIES

The following information supplements the existing disclosures contained under the heading entitled “Proposal 1-Summary” on page 34 of the Definitive Proxy Statement.

On July 3, 2018, the Company entered into the Amendment. The Transaction Agreement remains unchanged with respect to the Company’s acquisition of all of the outstanding capital stock of Aegis from the Aegis Stockholder in exchange for the issuance of 20,600,000 shares of the Company’s common stock. However, pursuant to the Amendment, the number of shares of our common stock that the Aegis Stockholder will additionally purchase has been reduced from 833,333 to 166,667 and the amount of the total cash payment to the Company for such additional shares has been reduced from $10,000,000 to $2,000,000, which continues to represent a purchase price of $12 per share of common stock. The number of shares of our common stock issued in the Aegis Transactions and the amount of the additional payment remain subject to adjustment as set forth in the Transaction Agreement, including based on the relative net debt of the parties as of the closing. The Amendment also reduces the Aegis net debt target from $150,000,000 to $145,000,000. After giving effect to the Amendment, the Aegis Stockholder is expected to own approximately 55 percent of our common stock upon the closing.

The following information restates and supplements the existing disclosures in the second paragraph under the heading entitled “Proposal 3-Summary” on page 99 of the Definitive Proxy Statement.

As of June 1, 2018, the Company has 16,216,297 shares of common stock issued and outstanding, 52,026 shares of common stock reserved for issuance under the StarTek, Inc. Employee Stock Purchase Plan (“ESPP”), 215,726 shares of common stock reserved for issuance under the Company’s other stock incentive or equity-related plans, other than the ESPP, and 4,000,000 shares of common stock reserved for issuance with respect to the Amazon Warrant. Pursuant to the Transaction Agreement, the Company has agreed to issue 20,600,000 shares of common stock to the Aegis Stockholder as consideration for the purchase of Aegis and to issue an additional 166,667 shares of common stock to the Aegis Stockholder at a cash price of $12.00 per share, or $2,000,000 in the aggregate. The number of shares of common stock to be issued to the Aegis Stockholder is subject to adjustment based on the relative net debt of the parties as of the closing. Because the Company currently has insufficient authorized but unissued shares of common stock to complete the Aegis Transactions, the obligations of the Company and the Aegis Stockholder to close the Aegis Transactions are conditioned, among other things, on the approval of the Authorized Shares Proposal and the filing of the Authorized Capital Charter Amendment in accordance with the DGCL. See “Proposal 1-Description of the Transaction Agreement-Conditions to the Closing of the Aegis Transactions” beginning on page 81 of the Definitive Proxy Statement.

BACKGROUND OF THE AEGIS TRANSACTIONS

The following information supplements the existing disclosures contained under the heading “Proposal 1-Background of the Aegis Transactions” beginning on page 35 of the Definitive Proxy Statement.

On May 31, 2018, Mr. Sanjay Chakrabarty and Mr. Mukesh Sharda contacted representatives of William Blair on behalf of the Aegis Stockholder to discuss the difficulties the Aegis Stockholder was having in its attempts to obtain consent to the Aegis Transactions from a third-party mezzanine lender (the “Mezzanine Lender Consent”) as required by the Transaction Agreement and the Mezzanine Facility. Mr. Chakrabarty and Mr. Sharda summarized the Mezzanine Lender’s objection to the Aegis Transactions in light of the reduction in the value of their security interest and proposed amending the Aegis Transactions such that the Aegis Stockholder would receive a relatively higher equity percentage than originally contemplated as a means of facilitating the receipt of the Mezzanine Lender Consent. William Blair communicated this request to the Company’s management, which provided the Board with an update.

On June 3, 2018, Mr. Chakrabarty, Mr. Sharda, Mr. Benjamin L. Rosenzweig, and representatives of William Blair held a telephonic meeting to discuss the collateral requirements of the Mezzanine Facility and various methods by which the Aegis Stockholder could pay down the Mezzanine Facility in order to obtain the Mezzanine Lender Consent. The next day, Mr. Chakrabarty, Mr. Sharda, and representatives of William Blair held a telephonic meeting to discuss the Mezzanine Lender Consent. Mr. Chakrabarty and Mr. Sharda suggested that to facilitate the Mezzanine Lender’s approval, the Transaction Agreement be amended to increase the amount of equity the Aegis Stockholder would hold after the consummation of the Aegis Transaction. An alternative that was discussed was to pay down a portion of the Mezzanine Facility.

On June 5, 2018, the Board convened a meeting, at which representatives of Jenner and William Blair were present, to discuss the request that had been made by the Aegis Stockholder and possible changes to the Transaction Agreement. After discussion, the Board determined not to make any changes to the Transaction Agreement and to proceed with the filing of the Definitive Proxy Statement. Representatives of William Blair communicated this decision to Mr. Chakrabarty.

On June 10, 2018, representatives of William Blair held a telephonic meeting with Mr. Chakrabarty to discuss the Mezzanine Lender Consent. Mr. Chakrabarty reiterated that the Mezzanine Lender indicated its consent would only be provided following a pay down of some portion of the Mezzanine Facility or an increase in the amount of equity the Aegis Stockholder would hold after the consummation of the Aegis Transactions.

On June 12, 2018, the Board, Jenner and representatives of William Blair held a telephonic meeting to discuss the Mezzanine Lender Consent and the Aegis Stockholder’s proposed solutions.

On June 13, 2018, representatives of William Blair held a telephonic meeting with Mr. Chakrabarty and informed Mr. Chakrabarty of the Board’s unwillingness to increase the amount of equity the Aegis Stockholder would hold after the consummation of the Aegis Transactions.

On June 19, 2018, representatives of William Blair held a telephonic meeting with Mr. Chakrabarty and Mr. Sharda to discuss the Mezzanine Lender Consent, the Mezzanine Lender’s requirements for paying down the Mezzanine Facility and the Aegis Stockholder’s efforts to raise additional financing to repay a portion of the Mezzanine Facility. Later that day, representatives of William Blair held a telephonic meeting with Mr. Chakrabarty, Mr. Sharda and a representative of the Mezzanine Lender to discuss the Mezzanine Lender’s concerns regarding the value of their security interest and recent news items concerning the Mezzanine Lender. The representative of the Mezzanine Lender indicated the Mezzanine Lender would require the Aegis Stockholder to pay down approximately $20,000,000 of the Mezzanine Facility in order to grant the Mezzanine Lender Consent. Following the call with Mezzanine Lender, representatives of William Blair and Mr. Chakrabarty discussed the possibility of the Aegis Stockholder arranging to partially pay down the Mezzanine Facility, with sources of funds to include the Aegis Stockholder’s capital, additional co-investor capital and an additional $5,000,000 made available by reducing the additional share purchase from $10,000,000 to $5,000,000, with a corresponding $5,000,000 reduction to the Aegis net debt target. Mr. Chakrabarty indicated the Aegis Stockholder’s impression that such a paydown with only $5,000,000 made available through a change to the additional share purchase would be insufficient to obtain the Mezzanine Lender Consent. Mr. Chakrabarty then indicated that if the Company fully eliminates the $10,000,000 additional share purchase, thereby allowing for a partial pay down on the Mezzanine Facility, the Mezzanine Lender Consent could likely be obtained. At a meeting of the Board on June 20, 2018, William Blair briefed the Board and Jenner on these discussions, the proposed solutions, future negotiations with the Aegis Stockholder and timing issues. The Board discussed other potential means of obtaining the Mezzanine Lender Consent and alternatives to amending the Transaction Agreement and directed William Blair to continue to explore potential alternative solutions with the Aegis Stockholder. Later that day, representatives of William Blair corresponded via email with representative of the Aegis Stockholder to discuss alternative financing providers.

On June 21, 2018, representatives of William Blair held a telephonic meeting with Mr. Chakrabarty and Mr. Sharda to discuss the Mezzanine Lender Consent and the possibility of the Aegis Stockholder arranging to pay down the Mezzanine Facility with sources of funds to include the Aegis Stockholder’s capital, additional co-investor capital and an additional $8,000,000 made available by reducing the additional share purchase from $10,000,000 to $2,000,000, with a corresponding $8,000,000 reduction to the Aegis net debt target.

On June 23, 2018, representatives of William Blair held a telephonic meeting with Mr. Chakrabarty and Mr. Sharda to discuss the Aegis Stockholder’s discussions with the Mezzanine Lender. Mr. Sharda indicated the Mezzanine Lender was reluctant to move forward with an $8,000,000 reduction in the additional share purchase and a corresponding $8,000,000 reduction to the Aegis net debt target because doing so would also reduce the collateral the Mezzanine Lender would have after the Aegis Transactions. Mr. Sharda further indicated the Mezzanine Lender might be receptive to a proposal that would include the elimination of the $10,000,000 additional share purchase. The parties discussed the Aegis Stockholder proposing to the Mezzanine Lender a paydown that would include a reduction in the additional share purchase of $8,000,000 and a $5,000,000 reduction in the Aegis net debt target to $145,000,000, with the Aegis Stockholder contributing an additional $5,000,000 to $7,000,000 to pay down the Mezzanine Facility.

On June 24, 2018, representatives of William Blair held a telephonic meeting with Mr. Chakrabarty and Mr. Sharda. Mr. Chakrabarty and Mr. Sharda described their discussion with a representative of the Mezzanine Lender regarding the proposal to reduce the share purchase by $8,000,000 and decrease the Aegis net debt target by $5,000,000. The representative of the Mezzanine Lender had indicated he would internally discuss the current proposal. Representatives of William Blair indicated they would discuss the proposal with the Board.

Over the course of the next week, the parties remained in continuous contact regarding the timing of the Mezzanine Lender Consent, sources and uses of funds in the proposed Mezzanine Facility paydown, and the ultimate refinancing of the Mezzanine Facility.

On July 3, 2018, the proposal to reduce the share purchase by $8,000,000 and decrease the Aegis net debt target by $5,000,000 was presented to the credit committee of the Mezzanine Lender.  After a series of discussions among the parties and the Mezzanine Lender and their respective representatives, Aegis, the Aegis Stockholder and the Company executed and delivered the Amendment after respective internal approvals were received by each of the parties, including by the Board with respect to the Company.

REASONS FOR THE AEGIS TRANSACTIONS

The following information supplements the existing disclosures contained under the heading “Reasons for the Aegis Transactions” beginning on page 40 of the Definitive Proxy Statement.

On July 3, 2018, the Board evaluated and considered the Amendment to the Transaction Agreement and, after due consideration and discussion, by the unanimous vote of all directors voting, (i) determined that the Transaction Agreement, as amended by the Amendment, and the transactions contemplated thereby, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the amended Transaction Agreement and the transactions contemplated thereby, and (iii) recommended approval of the proposals described in the Definitive Proxy Statement, as supplemented by this Supplement.

In reaching its decision to approve the Amendment, the Board considered the alternatives available to the Company. In particular, the Board considered whether, in lieu of agreeing to the Amendment, the Company should proceed with the Annual Meeting and seek to close the Aegis Transactions without giving effect to the Amendment, including an evaluation of alternatives in the event of the Aegis Stockholder’s failure to close. After careful consideration, the Board determined that the Amendment presented the least risk to the Company’s stockholders and offered the most expeditious path to consummate the Aegis Transactions, which the Board determined to be in the best interest of the Company’s stockholders.

Unaudited Pro Forma Condensed Combined Financial Information
(in thousands, except per share amounts)

The following information restates and supplements the existing disclosures contained under the heading “Proposal 1- Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 44 of the Definitive Proxy Statement.

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of StarTek and Aegis, after giving effect to the Aegis Transactions and adjustments described in the accompanying notes. The Aegis Transactions will be accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805 (“ASC 805”), provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including but not limited to, the relative voting rights of the stockholders of the constituent companies in the Combined Company, the existence of a large minority voting interest in the Combined Company if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the Combined Company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Because the Aegis Stockholder will be entitled to designate the majority of the board of directors of the Combined Company and will receive a majority of the equity securities and voting rights of the Combined Company, Aegis is considered to be the acquirer of StarTek for accounting purposes. This means that Aegis will allocate the purchase price to the fair value of StarTek’s assets acquired and liabilities assumed on the acquisition date, with any excess purchase price being recorded as goodwill.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018 reflects the transaction as if it occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the three months ended March 31, 2018 reflect the transaction as if it occurred on January 1, 2017, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited and unaudited historical financial statements of each of Aegis and StarTek and the notes thereto, as well as the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additional information about the basis of presentation of this information is provided in Note 1 hereto.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transactions have been prepared in accordance with the accounting guidance in ASC 805, and reflect the allocation of the preliminary purchase price to the assets acquired and liabilities assumed based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the Combined Company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies, cost savings, or any integration costs that may result from the transaction.

StarTek, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2018

		Aegis
($ in thousands)	StarTek Historical	Historical (IFRS) (Note 1)	Pro Forma reclassification adjustments (Note 3)	Pro Forma (US GAAP)	Pro Forma Adjustments (Note 5)		Pro Forma Condensed Combined
Current assets
Cash and cash equivalents	$1,196	$17,780	$—	$17,780	$(8,613)	(a)	$10,363
Bank balances other than the above	—	5,410	(5,410)	—	—		—
Restricted cash	—	—	5,410	5,410			5,410
Trade accounts receivable, net	54,087	62,650	48,920	111,570	—		165,657
Unbilled revenue	—	48,920	(48,920)	—	—		—
Other financial assets	—	7,690	(7,690)	—	—		—
Prepaid expenses	2,166	—	11,038	11,038	—		13,204
Other current assets	591	15,690	(3,348)	12,342	—		12,933
Total current assets	$58,040	$158,140	$—	$158,140	$(8,613)		$207,567
Long Term Assets
Property, plant and equipment, net	$17,508	$27,290	$130	$27,420	$—		$44,928
Capital work in progress	—	130	(130)	—	—		—
Intangible assets, net	2,993	112,040	—	112,040	39,920	(b)	154,953
Goodwill	9,077	155,200	—	155,200	49,110	(c)	213,387
Equity-accounted investees	—	960	(960)	—	—		—
Other financial assets	—	2,120	(2,120)	—	—		—
Advance income tax, net	—	3,050	(3,050)	—	—		—
Deferred tax assets, net	—	2,080	—	2,080	—		2,080
Other long-term assets	3,533	870	6,130	7,000	—		10,533
Total assets	$91,151	$461,880	$—	$461,880	$80,417		$633,448
Current liabilities
Borrowings	$—	$17,620	$(17,620)	$—	$—		$—
Accounts payable	6,589	22,750	3,072	25,822	—		32,411
Other financial liabilities	—	46,460	(46,460)	—	—		—
Provisions	—	5,100	(5,100)	—	—		—
Current tax liabilities	—	900	(900)	—	—		—
Accrued employee compensation and benefits	10,217	—	23,329	23,329	—		33,546
Other accrued liabilities	3,157	—	23,388	23,388	—		26,545
Other current debt	2,556	—	23,843	23,843	—		26,399
Customer deposits	—	—	8,157	8,157	—		8,157
Other current liabilities	1,553	19,910	(11,709)	8,201	—		9,754
Total current liabilities	$24,072	$112,740	$—	$112,740	$—		$136,812
Long Term Liabilities
Borrowings	$—	$127,830	$(127,830)	$—	$—		$—
Provisions	—	10,800	(10,800)	—	—		—
Deferred tax liabilities, net	—	8,780	—	8,780	—		8,780
Line of credit	24,720	—	—	—	(24,720)	(e)	—
Other debt	2,482	—	127,830	127,830	(130,312)	(e)	—
Long term debt, net	—	—	—	—	155,032	(e)	155,032
Other liabilities	775	—	10,800	10,800	—		11,575
Total liabilities	$52,049	$260,150	$—	$260,150	$—		$312,199
Equity
Total Aegis equity	$—	$154,280	$—	$154,280	$119,519	(d)	$273,799
Total StarTek equity	39,102	—	—	—	(39,102)	(d)	—
Non-controlling interest	—	47,450	—	47,450	—		47,450
Total equity	$39,102	$201,730	$—	$201,730	$80,417	(d)	$321,249
Total liabilities and equity	$91,151	$461,880	$—	$461,880	$80,417		$633,448

StarTek, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations For the three months ended March 31, 2018

		Aegis
In $ thousands, except earnings per share	Historical StarTek	Historical (IFRS) (Note 1)	Pro Forma acquisition adjustments (Note 2)		Pro Forma reclassification adjustments (Note 3)	Pro Forma (US GAAP)	Pro Forma Adjustments (Note 6)		Pro Forma Condensed Combined
Revenue	$69,114	$114,690	$—		$—	$114,690	$—		$183,804
Warrant contra revenue	(2,500)	—	—		—	—	—		(2,500)
Net revenue	66,614	114,690	—		—	114,690	—		181,304
Cost of services	61,156	83,020	—		—	83,020	868	(a)	145,044
Gross profit	5,458	31,670	—		—	31,670	(868)		36,260
Selling, general and administrative expenses	8,558	—	—		21,280	21,280	—		29,838
General and Administrative expenses	—	20,650	(3,280)	(d)	(17,370)	—	—		—
Selling and distribution expenses	—	3,910	—		(3,910)	—	—		—
Other operating income	—	—	—		—	—	—		—
Transaction related fees	1,887	—	—		—	—	(1,887)	(b)	—
Impairment and restructuring charges, net	4,453	—	—		—	—	—		4,453
Operating income (loss)	(9,440)	7,110	3,280		—	10,390	1,019		1,969
Interest and other (expense), net	(438)	—	—		(3,360)	(3,360)	—		(3,798)
Exchange gain/(loss), net	—	(1,200)	—		1,200	—	—		—
Other income	—	1,020	—		(1,020)	—	—		—
Finance costs	—	(3,240)	—		3,240	—	—		—
Share of profit from associates, net	—	60	—		(60)	—	—		—
Income (loss) before income taxes	(9,878)	3,750	3,280		—	7,030	1,019		(1,829)
Income tax expense (benefit)	148	1,270	1,046	(c)	—	2,316	—	(c)	2,464
Net income (loss)	(10,026)	2,480	2,234		—	4,714	1,019		(4,293)
Non-controlling Interest	—	1,320	—		—	1,320	—		1,320
Net income (loss) attributable to stockholders	$(10,026)	$1,160	$2,234		$—	$3,394	$1,019		$(5,613)
Net income per share attributable to StarTek stockholders:
Basic	$(0.62)								$(0.15)
Diluted	$(0.62)								$(0.15)
Shares used in computing net income per share (in thousands):
Basic	16,195						20,767	(d)	36,962
Diluted	16,195						20,767	(d)	36,962

StarTek, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations For the year ended December 31, 2017

		Aegis
In $ thousands, except earnings per share	Historical StarTek	Successor Historical (IFRS)	Predecessor Historical (IFRS)	Pro Forma acquisition adjustments (Note 2)		Pro Forma reclassification adjustments (Note 3)	Successor Pro Forma (US GAAP)	Pro Forma Adjustments (Note 6)		Pro Forma Condensed Combined
Revenue	$292,604	$57,570	$419,010	$—		$—	$476,580	$—		$769,184
Cost of services	260,242	49,590	359,410	1,256	(b)	—	410,256	3,469	(a)	673,967
Gross profit	32,362	7,980	59,600	(1,256)		—	66,324	(3,469)		95,217
Selling, general and administrative expenses	32,584	—	—	—		39,590	39,590	—		72,174
General and Administrative expenses	—	6,470	25,810	(3,710)	(d)	(28,570)	—	—		—
Selling and distribution expenses	—	770	10,150	—		(10,920)	—	—		—
Other operating income	—	—	100	—		(100)	—	—		—
Impairment and restructuring charges, net	520	—	—	—		—	—	—		520
Operating income (loss)	(742)	740	23,540	2,454		—	26,734	(3,469)		22,523
Interest and other (expense), net	(970)	—	—	—		(11,242)	(11,242)	—		(12,212)
Exchange gain/(loss), net	—	2,350	160	—		(2,510)	—	—		—
Other income	—	150	720	—		(870)	—	—		—
Finance costs	—	(1,830)	(6,780)	(7,412)	(a)	16,022	—	—		—
Share of profit from associates, net	—	—	1,400	—		(1,400)	—	—		—
Income (loss) before income taxes	(1,712)	1,410	19,040	(4,958)		—	15,492	(3,469)		10,311
Income tax expense (benefit)	(436)	1,070	6,020	(1,582)	(c)	—	5,508	—	(c)	5,072
Net income (loss)	(1,276)	340	13,020	(3,376)		—	9,984	(3,469)		5,239
Non-controlling Interest	—	1,010	3,930	—		—	4,940	—		4,940
Net income (loss) attributable to stockholders	$(1,276)	$(670)	$9,090	$(3,376)		$—	$5,044	$(3,469)		$299
Net income per share attributable to StarTek stockholders:
Basic	$(0.08)									$0.01
Diluted	$(0.08)									$0.01
Shares used in computing net income per share:
Basic	15,966							20,767	(d)	36,733
Diluted	15,966							23,139	(d)	39,105

1. Basis of presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Aegis Transactions or the ESM Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates. They have been prepared to illustrate the estimated effect of the Aegis Transactions, the ESM Acquisition, and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the closing date of the Aegis Transactions, and could result in a significant change to the unaudited pro forma condensed combined financial information, including goodwill.

StarTek’s historical results are derived from StarTek’s audited consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2017, unaudited condensed consolidated balance sheet as of March 31, 2018 and unaudited condensed consolidated statement of operations and comprehensive income (loss) for the three months ended March 31, 2018 under US GAAP.

Aegis' fiscal year end is March 31. For purposes of these unaudited pro forma condensed combined financial statements, Aegis prepared an unaudited pro forma balance sheet as of March 31, 2018 and an unaudited pro forma statement of profit and loss for the twelve months ended December 31, 2017. These pro forma statements were derived from Aegis' unaudited consolidated financial statements for the nine months ended December 31, 2017, and the audited consolidated financial statements of ESM Holdings Limited (Predecessor) (“ESM”) for the fiscal year ended March 31, 2017 under IFRS in accordance with the International Accounting Standards Board. Aegis’ historical results for the three months ended March 31, 2018 are derived from Aegis' unaudited consolidated balance sheet as of March 31, 2018 and unaudited consolidated statement of income for the three months ended March 31, 2018 under IFRS.

Description of the Transactions

On March 14, 2018 we entered into the Aegis Transaction Agreement with Aegis, and the Aegis Stockholder pursuant to which we, Aegis and the Aegis Stockholder agreed to, among other things: (1) the sale of all of the issued and outstanding shares of the capital stock of Aegis by the Aegis Stockholder to us; (2) the issuance of 20,600,000 shares, as may be adjusted for stock splits, consolidation and other similar corporate events, of our common stock in consideration of such sale; (3) the amendment of our Restated Certificate of Incorporation, as amended from time to time, in order to effect such issuance; and (4) in addition to the transactions set forth above, the purchase at the closing of 833,333 additional shares of our common stock by the Aegis Stockholder, for $10 million at a price of $12 per share. The number of shares of our common stock issued in the Aegis Transactions and the amount of the additional payment are subject to adjustment as set forth in the Transaction Agreement, including based on the relative net debt of the parties as of the closing.

Subsequently, on July 3, 2018, the Company entered into an Amendment to the Transaction Agreement with Aegis and the Aegis Stockholder. Pursuant to the Amendment, the amount of newly issued shares of the Company’s common stock the Aegis Stockholder will purchase has been reduced from 833,333 to 166,667 and the amount of the total cash payment to the Company for such additional shares has been reduced from $10,000,000 to $2,000,000. The price per share of this purchase will remain $12.00 and the amount of the additional payment remains subject to adjustment as set for in the amended Transaction Agreement.

On November 22, 2017, the Aegis Stockholder acquired ESM, the holding company of the Aegis group from AGC Holdings Limited, a wholly owned portfolio company of Essar Global Limited.

2. Aegis purchase accounting adjustments

The ESM Acquisition closed on November 22, 2017. Therefore, for purposes of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2017, the following adjustments are made to give effect to the acquisition as if it occurred on January 1, 2017.

(a) To adjust historical interest expense as follows:

(In $ thousands)
Description	Principal	Contractual Interest Rate	Note	Year ended December 31, 2017
Incremental Senior Note	$140,000	5.83%	(i)	$8,162
Amortization of capitalized debt issuance costs			(ii)	1,380
Less historical interest expense			(iii)	(2,130)
Pro forma Adjustment to Interest Expense				$7,412

(i)
Borrowings under the agreement will bear interest at a rate per annum equal to the aggregate of the applicable margin and LIBOR. The margin added to LIBOR or the base rate will depend on Aegis' leverage ratio from time to time. Interest expense was calculated using the leverage ratio and margin rates which was 4.5%. The LIBOR rate used was 1.33%, which is the one month LIBOR rate as of November 22, 2017.

(ii)	Debt issuance costs resulting from the new facility were amortized to interest expense on a straight line basis.

(iii)
Elimination of historical interest expense represents interest accrued from January 1, 2017 through December 31, 2017 on debt that was extinguished in the transaction, as well as interest expense accrued on the incremental senior note for the period November 22, 2017 to December 31, 2017.

(b) The newly acquired intangible assets which consist of customer relationships and brand will be amortized on a straight line basis over their expected useful lives. Pro forma amortization expense includes amortization expense for newly identified intangible assets less the amortization expense on ESM's historical intangible assets.

(In $ thousands)
Description	Estimated Fair Value	Useful life	Year ended December 31, 2017
Amortization expense for customer relationship	$52,600	13.5 years	$3,459
Amortization expense for brand	49,500	Indefinite	—
Less historical amortization			(2,203)
Pro forma adjustment to amortization expense			$1,256

(c) To record income tax impact of the pro forma adjustments and historical ESM income utilizing a statutory tax rate of 31.9% percent.

(In $ thousands)
Description	Three months ended March 31, 2018	Year ended December 31, 2017
Pro forma change in income (loss) before income tax	$3,280	$(4,958)
Statutory Tax Rate	31.9%	31.9%
Pro forma adjustment to income tax expense (benefit)	$1,046	$(1,582)

(d) Represents the elimination of non-recurring transaction costs incurred during the three months ended March 31, 2018 and the year ended December 31, 2017 of $3.28 million and $3.71 million, respectively, directly related to the acquisition of ESM.

3. Aegis reclassification adjustments

Aegis' historical financial statements were prepared in accordance with IFRS. During the preparation of this unaudited pro forma condensed combined financial information, Management performed an analysis of Aegis' financial information to identify differences between IFRS and US GAAP and accounting policies. The IFRS to US GAAP and accounting policy differences identified were immaterial and therefore were not adjusted herein.

Significant differences in financial statement presentation between Aegis' and StarTek's presentations were identified and adjusted. At the time of preparation, the Company believes all material differences have been adjusted herein. The adjustments below represent StarTek's best estimates based upon the information currently available and could be subject to change once more detailed information is available.

Included in the table below are the details of the reclassification adjustments made to conform Aegis' balance sheet as of March 31, 2018 with that of StarTek.

Balance Sheet
As of March 31, 2018
(In $ thousands)	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Pro Forma Reclassification Adjustments
Current assets
Bank balances other than the above	$(5,410)	$—	$—	$—	$—	$—	$—	$—	$—	$(5,410)
Restricted cash	5,410	—	—	—	—	—	—	—	—	5,410
Trade accounts receivable, net	48,920	—	—	—	—	—	—	—	—	48,920
Unbilled revenue	(48,920)	—	—	—	—	—	—	—	—	(48,920)
Other financial assets	—	—	—	—	—	—	—	(7,690)	—	(7,690)
Prepaid expenses	11,038	—	—	—	—	—	—	—	—	11,038
Other current assets	(11,038)	—	—	—	—	—	—	7,690	—	(3,348)
Long term assets
Property, plant and equipment, net	—	—	130	—	—	—	—	—	—	130
Capital work in progress	—	—	(130)	—	—	—	—	—	—	(130)
Equity-accounted investees	—	—	—	—	—	—	—	(960)	—	(960)
Other financial assets	—	—	—	—	—	—	—	(2,120)	—	(2,120)
Advance income tax, net	—	—	—	—	—	—	—	(3,050)	—	(3,050)
Other long-term assets	—	—	—	—	—	—	—	6,130	—	6,130
Current liabilities
Borrowings	(17,620)	—	—	—	—	—	—	—	—	(17,620)
Accounts payable	—	3,072	—	—	—	—	—	—	—	3,072
Other financial liabilities	—	(3,072)	—	(13,494)	(6,223)	(23,388)	(283)	—	—	(46,460)
Provisions	—	—	—	(5,100)	—	—	—	—	—	(5,100)
Current tax liabilities	(900)	—	—		—	—	—	—	—	(900)
Accrued employee compensation and benefits	—	—	—	23,329	—	—	—	—	—	23,329
Other accrued liabilities	—	—	—	—	—	23,388	—	—	—	23,388
Other current debt	17,620	—	—	—	6,223	—	—	—	—	23,843
Customer deposits	—	—	—	—	—	—	—	—	8,157	8,157
Other current liabilities	900	—	—	(4,735)	—	—	283	—	(8,157)	(11,709)
Long term liabilities
Borrowings	(127,830)	—	—	—	—	—	—	—	—	(127,830)
Provisions	(10,800)	—	—	—	—	—	—	—	—	(10,800)
Other debt	127,830	—	—	—	—	—	—	—	—	127,830
Other liabilities	10,800	—	—	—	—	—	—	—	—	10,800

(a)	Reclassifies certain items in Aegis' balance sheet to conform to StarTek's presentation.

(b)	Reclassifies payments due to equipment suppliers historically recorded as other financial liabilities to accounts payable.

(c)	Reclassifies costs capitalized in connection with the construction of assets not yet placed into service historically recorded as Capital work in progress to Property, plant and equipment, net.

(d)	Reclassifies employee benefit obligations historically recorded as Other financial liabilities, Provisions, and Other current liabilities to Accrued employee compensation and benefits.

(e)	Reclassifies the current portion of long term debt historically recorded in Other financial liabilities to Other current debt.

(f)	Reclassifies other accrued expenses historically classified as Other financial liabilities to Other accrued liabilities.

(g)	Reclassifies deferred revenue historically classified as Other financial liabilities to Other current liabilities.

(h)	Reclassifies assets historically recorded as Other financial assets, Equity-accounted investees, and Advance income tax, net to Other current assets and Other long-term assets as applicable.

(i)	Reclassifies liabilities historically recorded as Other current liabilities to Customer deposits.

Included in the table below are the details of the reclassification adjustments made to conform Aegis' statements of operations with that of the Company.

Statements of Operations
(In $ thousands)	Notes	Three months ended March 31, 2018	Year ended December 31, 2017
Selling, general and administrative expenses	(i)	$21,280	$39,590
General and Administrative expenses	(i)	(17,370)	(28,570)
Selling and distribution expenses	(i)	(3,910)	(10,920)
Other operating income	(ii)	—	(100)
Interest and other (expense), net	(ii)	(3,360)	(11,242)
Exchange gain/(loss), net	(ii)	1,200	(2,510)
Other income	(ii)	(1,020)	(870)
Finance costs	(ii)	3,240	16,022
Share of profit from associates, net	(ii)	(60)	(1,400)

(i)	Reclassifies General and administrative and Selling and distribution expenses to Selling, general and administrative expenses.
(ii) Reclassifies Other operating income, Exchange gain/(loss), net, Other income, Finance costs, and Share of profit from associates, net to Interest and other (expense), net.

4. StarTek preliminary purchase price allocation

Because the Aegis Transactions are considered a reverse merger for accounting purposes, the fair value of the purchase consideration is calculated based on StarTek's stock price as it is considered to be more reliably determinable than the fair value of Aegis' private stock. Consideration is estimated based on the StarTek's closing stock price on June 28, 2018. The purchase price will be finalized based on the stock price on the closing date.

Consideration for the transaction was estimated as follows:

Calculation of consideration (in $ thousands except share prices)		Amount
Share consideration:
Shares of StarTek	20,600,000
Share price of StarTek on June 28, 2018	$6.22
Pro Forma Share Consideration		$128,132

Cash Consideration:
Shares of StarTek	166,667
Price per share per Transaction agreement	$12.00
		$2,000
Fair value of consideration transferred		$130,132

The preliminary purchase price as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed by the Company based on their preliminary estimated fair values. The fair value assessments are preliminary and are based upon available information and certain assumptions which the Company believes are reasonable. Actual results may differ materially from the unaudited pro forma condensed combined financial statements.

(In $ thousands)
Description	Note	Amount
Current assets	(a)	$60,040
Property, plant and equipment, net	(b)	17,508
Identifiable intangible assets	(c)	42,913
Goodwill	(d)	58,187
Other non-current assets	(e)	3,533
Current liabilities	(e)	(24,072)
Non-current liabilities	(e)	(27,977)
Preliminary purchase price		$130,132
(a) Reflects an increase of $2 million to cash and cash equivalents for the issuance of 166,667 shares at $12 per share.
(b) Preliminary fair value assessments are still in process, however, based on the information received to date, management does not believe the fair value will be materially different from the historical carrying value, therefore, the historical carrying value has been used in the preliminary purchase price allocation.
(c) Preliminary fair value adjustments were identified related to customer relationships, trademarks, favorable lease terms, developed technology, and non-compete agreements. Preliminary adjustments are under review and are subject to change.
(d) Goodwill is the remainder of the fair value of the consideration after all identifiable assets and liabilities have been adjusted.
(e) No changes were identified as a result of the preliminary fair value assessment performed.

5. Adjustments to the unaudited pro forma condensed combined balance sheet

(a) Sources and uses of funds relating to the Transactions:

(In $ thousands)
Description	Note	Amount
Source:
Cash consideration paid to the Company	(i)	$2,000

Use:
Cash paid for transaction costs		(10,613)
Pro forma adjustment to cash and cash equivalents		(8,613)

(i)	Upon closing, StarTek will issue 166,667 shares at $12 per share, resulting in a $2 million payment from the Aegis Stockholder to the Company.

(ii)	Estimate of transaction costs expected to be paid following the closing date.

(b) Adjustments to identifiable intangible assets based on the preliminary fair value assessment:

(In $ thousands)
Description	Amount
Fair value of customer relationships	$24,360
Fair value of trademarks	16,430
Fair value of favorable lease terms	1,393
Fair value of developed technology and non-compete agreements	730
Less StarTek's historical intangible assets, net	(2,993)
Pro forma adjustment to intangible assets, net	$39,920

(c) Adjustments to goodwill based on the preliminary purchase price allocation:

(In $ thousands)
Description	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	$58,187
Less StarTek's historical goodwill	$(9,077)
Pro forma adjustment to goodwill	$49,110

(d) Adjustments to StarTek's historical equity as follows:

(In $ thousands)
Description	Amount
Fair value of consideration transferred	$130,132
Less StarTek's historical equity	(39,102)
Transaction costs	(10,613)
Pro forma adjustment to total StarTek and Aegis equity	$80,417

(e) Reclassifies long term debt balances of both companies from Line of credit and Other debt into Long term debt, net.

6. Adjustments to the unaudited pro forma condensed combined statements of operations

(a) The newly acquired intangible assets consisting of customer relationships, trademarks, developed technology, non-compete agreements, and favorable lease terms will be amortized on a straight line basis over their expected useful lives, outlined below. The fair value assessment is preliminary and any changes to the preliminary values will have a direct impact on future earnings via amortization expense.

(In $ thousands)
Description	Estimated Fair Value	Estimated Useful life	Three months ended March 31, 2018	Year ended December 31, 2017
Amortization expense for Customer relationships	$24,360	8 years	$761	$3,045
Amortization expense for Trademarks	16,430	15 years	274	1,095
Amortization expense for developed technology and non-compete agreements	730	1-5 years	91	362
Amortization expenses for favorable lease terms	1,393	13 years	27	107
Less historical amortization			(285)	(1,140)
Pro forma adjustment to amortization expense			$868	$3,469

(b) Represents the elimination of non-recurring transaction costs incurred by StarTek during the three months ended March 31, 2018 of $1.9 million directly related to the Aegis Transactions.

(c) To record income tax impact of the pro forma adjustments 6(a) and 6(b) above.

(In $ thousands)
Description	Three months ended March 31, 2018	Year ended December 31, 2017
Pro forma change in income (loss) before income tax	$1,019	$(3,469)
Statutory Tax Rate	21%	35%
Impact to income tax expense (benefit)	214	(1,214)
Impact to valuation allowance	(214)	1,214
Pro forma adjustment to income tax expense (benefit)	$—	$—

(d) The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of StarTek. The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average StarTek shares and the share impact related to the Aegis Transactions as follows:

Shares in thousands	Three months ended March 31, 2018	Year ended December 31, 2017
Historical weighted average number of common shares outstanding
Basic	16,195	15,966
Diluted	16,195	15,966
Impact of historically anti-dilutive securities on the pro forma diluted weighted average number of common shares outstanding	—	2,372
Impact of the Aegis Transactions on the weighted average number of common shares outstanding	20,767	20,767
Pro forma weighted average number of common shares outstanding
Basic	36,962	36,733
Diluted	36,962	39,105

OPINION OF THE FINANCIAL ADVISOR TO THE COMPANY

The following information restates and supplements the existing disclosures contained under the heading “Proposal 1-Opinion of the Financial Advisor to the Company” beginning on page 55 of the Definitive Proxy Statement.

Opinion of the Financial Advisor to the Company

William Blair was retained to act as the financial advisor to the Board to render certain investment banking services, including soliciting offers for the possible sale of the Company, which ultimately included the Aegis Transactions, as set forth in the Transaction Agreement. As part of its engagement, the Board requested the opinion of William Blair as to the fairness, from a financial point of view, to the Company of (i) the issuance of 20,600,000 shares of common stock of the Company (the “Primary Share Issuance”) to the Aegis Stockholder and (ii) the issuance of additional shares of Common Stock to the Aegis Stockholder for cash at $12.00 per share (the “Additional Share Issuance” and, together with the Primary Share Issuance, the “Share Issuances”). On July 3, 2018, William Blair delivered its oral opinion to the Board and subsequently confirmed in writing that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, the consideration to be paid with respect to the Share Issuances was fair, from a financial point of view, to the Company. Upon the execution of the Amendment, William Blair’s opinion dated July 3, 2018 superseded for all purposes William Blair’s opinion dated March 14, 2018 (the “Prior Opinion”) with respect to the fairness, from a financial point of view, to the Company of the Share Issuances under the Transaction Agreement. All references in this section to William Blair’s opinion are references to William Blair’s July 3, 2018 opinion except for specific references to the Prior Opinion.

William Blair provided its opinion for the use and benefit of the Board in connection with its consideration of the Aegis Transactions. As described above, William Blair’s opinion was only one of many factors taken into consideration by the Board in making its determination to recommend the approval of the Aegis Transactions and should not be viewed as determinative of the views of the Board or the Company’s Management with respect to the Aegis Transactions or the Share Issuances. The terms of the Transaction Agreement and the form and amount of the consideration payable in connection with the Aegis Transactions were determined through negotiations between the Company and the Aegis Stockholder. The Transaction Agreement and the Aegis Transactions were approved by the Board. William Blair did not recommend any form or amount of consideration to the Board or that any specific form or amount of consideration constituted the only appropriate consideration for the Aegis Transactions. The opinion described above delivered to the Board was reviewed and approved by William Blair’s Fairness Opinion Committee. William Blair has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this heading “Opinion of the Financial Advisor to the Company”

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED JULY 3, 2018, IS ATTACHED AS ANNEX B TO THIS SUPPLEMENT AND INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED SOLELY TO THE BOARD FOR ITS USE AND BENEFIT IN EVALUATING THE AEGIS TRANSACTIONS. WILLIAM BLAIR’S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE COMPANY OF THE SHARE ISSUANCES, DOES NOT ADDRESS ANY OTHER ASPECT OF THE AEGIS TRANSACTIONS, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE SHARE ISSUANCES. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE AEGIS TRANSACTIONS. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED TO THIS SUPPLEMENT AS ANNEX B.

In connection with William Blair’s review of the Aegis Transactions and the preparation of its opinion, William Blair examined or discussed, among other things:

•	the Original Transaction Agreement;

•	a draft of the Amendment, dated July 3, 2018, and William Blair assumed that the final form of the Amendment would not differ from such draft in any material respect;

•	the audited financial statements of the Company for the fiscal years ended December 31, 2015, 2016 and 2017;

•	the unaudited financial statements of the Company for the quarter ended March 31, 2018;

•
certain historical financial statements of Aegis for the fiscal years ended March 31, 2016 and 2017, as provided by management of Aegis and reviewed by third party accounting providers, and for the fiscal year ended March 31, 2018 as provided by management of Aegis;

•	the unaudited financial statements of Aegis for the twelve months ended March 31, 2018;

•
the diligence report issued by Deloitte & Touche LLP dated April 5, 2018, reflecting Aegis’ financial results at and for the fiscal years ended March 31, 2016 and March 31, 2017, and the twelve months ended December 31, 2017;

•
certain internal business operating and financial information and forecasts of the Company and Aegis prepared by Management and senior management of Aegis, respectively, which we refer to as the “Forecasts” and sensitivities prepared at the direction of and approved by the Board relating thereto, which we refer to as the “Sensitivities”, each of which are defined below under “Certain Unaudited Financial Forecasts of the Company”;

•
information regarding the amount and timing of incremental revenue, cost savings and related expenses which Management expects will result from the Aegis Transactions, which we refer to as the “Expected Synergies”;

•
information regarding the strategic, financial and operational benefits anticipated from the Aegis Transactions and the prospects of the Company (with or without the Aegis Transactions) prepared by Management of the Company;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of the Company compared with those of certain other publicly traded companies William Blair deemed relevant;

•	current and historical market prices and trading volumes of the common stock of the Company; and

•	certain other publicly available information on the Company and Aegis.

William Blair also held discussions with members of Management to discuss the foregoing, considered other matters that it deemed relevant to its inquiry, and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with William Blair’s engagement, it was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering its opinion, William Blair assumed and relied, without any independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of this opinion including, without limitation, the Forecasts and the Expected Synergies provided by the senior management of the Company and Aegis, as applicable. William Blair has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Aegis. William Blair has been advised by the senior management of the Company and Aegis that the Forecasts and the Expected Synergies examined by William Blair have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and Aegis, as the case may be, and at the direction of the Board, William Blair has also applied the Sensitivities to the Forecasts. In that regard, William Blair assumed, with the consent of the Board, that (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby, taking into account the application of the Sensitivities, and (ii) all material assets and liabilities (contingent or otherwise) of the Company and Aegis are as set forth in the financial statements of the Company and Aegis, as applicable, or other information made available to William Blair. William Blair did not express an opinion with respect to the Forecasts, the Expected Synergies, the Sensitivities or the estimates and judgments on which they are based. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the compensation to other stockholders or the Company. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of its opinion. It should be understood that, although subsequent developments may affect William Blair’s opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal matters on advice of counsel to the Company, and assumed that the Aegis Transactions will be completed on the terms described in the Original Transaction Agreement, as amended by the Amendment dated as of July 3, 2018, without any amendment or waiver of any material terms or conditions by the Company.

William Blair expressed no opinion as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Aegis Transactions on the trading price of the common stock of the Company. William Blair noted for the Board that the Company’s financial statements were prepared under US GAAP, whereas Aegis’s financial statements had not been prepared in accordance with US GAAP and, as a result, the financial statements of the two entities may not be directly comparable. William Blair assumed that any adjustments to the financial statements of Aegis to present them in accordance with US GAAP would not be material in amount or significance.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the Board in connection with their consideration of the Aegis Transactions. William Blair’s opinion was limited to the fairness to the Company, from a financial point of view, of the consideration to be paid with respect to the Share Issuances, and William Blair did not address the merits of the underlying decision by the Company to engage in the Aegis Transactions and its opinion does not constitute a recommendation to any Company stockholder as to how such stockholder should vote with respect to the Aegis Transactions.

The following is a summary of the material analyses performed and material factors considered by William Blair in connection with its opinion. William Blair performed certain procedures, including each of the analyses described below, and reviewed with the Board the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The order of the summaries of analyses described below does not represent the relative importance or weight given to those analyses by William Blair. The analyses summarized below include information presented in a tabular format. In order to fully understand the analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses performed by William Blair.

Contribution Analysis

William Blair calculated the relative contributions of the Company and Aegis to the expected adjusted EBITDA, and adjusted net income of the Combined Company, after giving effect to the Primary Share Issuance, for the periods set forth below, based upon historical financial information and the Forecasts. William Blair then compared such contributions to the pro forma enterprise and equity values of the Combined Company, prior to giving effect to the Additional Share Issuance, and calculated certain values implied by such relative contributions. References to “LTM” refer to the last twelve month period. The following table summarizes the results of this analysis:

	StarTek Contribution	Aegis Contribution

Adjusted EBITDA (LTM period ended March 31, 2018)	19%	81%
Combined Company enterprise value split	33%	67%

Adjusted Net Income (LTM period ended March 31, 2018)	(62)%	162%
Combined Company equity value split	45%	55%

William Blair noted that the Company is achieving a significantly greater share of enterprise value and equity value of the Combined Company than its respective adjusted EBITDA and adjusted net income contributions.

Selected Publicly Traded Companies Analysis

William Blair reviewed and compared certain financial information relating to the Company and Aegis to corresponding financial information, ratios and public market trading multiples for four publicly traded business process outsourcing companies that William Blair deemed relevant. The purpose of this analysis was to provide a comparison of the respective trading multiples of certain companies that operate in similar businesses and industries or with similar financial or operating conditions as the Company and Aegis with the multiples implied by the Aegis Transactions.

Although none of the selected companies is identical or directly comparable to the Company or Aegis, William Blair, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that, like the Company and Aegis, the other companies were companies that operated in the business process outsourcing sector and that William Blair considered certain of such companies’ business models and financial profiles to be similar to the business model and financial profile of the Company and Aegis. The group of selected publicly traded companies reviewed together with their respective enterprise values, revenue and adjusted EBITDA is listed below ($ in millions):

		LTM
	Enterprise Value	Revenue	Adjusted EBITDA

Teleperformance SE	$11,785	$5,162	$869
TTEC Holdings Inc.	$1,855	$1,533	$205
Sykes Enterprises, Incorporated	$1,199	$1,616	$171
Atento SA	$936	$1,944	$223

Among the information William Blair considered were revenue and adjusted EBITDA. William Blair adjusted the historical results of the selected publicly traded companies, where it deemed appropriate, to eliminate the impact of publicly disclosed unusual or non-recurring items included in their financial information. The equity value of each of the Company and Aegis was calculated using a price of $6.52 per share, which was the closing price for the Company’s shares on July 2, 2018. The operating results and the corresponding trading multiples derived for each of the selected publicly traded companies were based on each company’s most recent available publicly disclosed financial information and closing share prices as of March 31, 2018 (except in the case of Teleperformance, which information was as of December 31, 2017). Enterprise values were then divided by (i) the revenue and adjusted EBITDA for each company for the LTM period ended March 31, 2018 (except in the case of Teleperformance, which information was as of December 31, 2017) and (ii) the projected revenue and adjusted EBITDA for each company for calendar year 2018, in each case to arrive at certain multiples. The implied enterprise value of each of the Company and Aegis is based on the equity value implied by the Primary Share Issuance, plus the closing net debt target of each of the Company and Aegis as specified in the amended Transaction Agreement.

William Blair then compared the multiples implied for the Company and Aegis based on the Primary Share Issuance to the range of trading multiples for the aggregate group of selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following tables.

	Implied Transaction Multiple		Selected Public Company Valuation Multiples
	StarTek	Aegis	Min	Median	Mean	Max
Enterprise Value / Revenue
LTM Revenue	0.49x	0.69x	0.48x	0.98x	1.18x	2.28x
CY 2018E Revenue	0.45x	0.69x	0.48x	0.97x	1.14x	2.14x

Enterprise Value / Adjusted EBITDA
LTM Adjusted EBITDA	14.6x	7.1x	4.2x	8.0x	8.4x	13.1x
CY 2018E Adjusted EBITDA	7.8x	6.8x	4.3x	7.8x	8.0x	12.1x

William Blair noted that, with respect to the enterprise value / revenue valuation multiples, the analyzed implied valuation multiples for the Company and Aegis based on the Primary Share Issuance were within or below the range of multiples of the selected public companies. William Blair also noted that, with respect to the enterprise value / adjusted EBITDA valuation multiples, the analyzed implied valuation multiples for the Company and Aegis were within or above the range of multiples for the selected public companies.

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company and Aegis, none of the selected public companies is identical to the Company or Aegis. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected Precedent Transactions Analysis

William Blair performed an analysis of selected recent business combinations consisting of transactions announced and closed subsequent to January 1, 2011 and focused primarily on the business process outsourcing sector with publicly disclosed transaction values and characteristics deemed to be most relevant by William Blair based on its professional judgment. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the business process outsourcing sector. The 14 transactions examined were (identified by target/acquirer, and closing date, enterprise value, enterprise value / revenue and enterprise value / EBITDA):

	Enterprise Value	EV / Revenue	EV / EBITDA

EGS Customer Care, Inc. / NCO Group, Inc. (October 14, 2011)	$436.2	1.31x	9.6x
Alpine Access, Inc. / Sykes Enterprises, Incorporated (August 20, 2012)	$150.0	1.42x	0
Atento Holding Telecomunicaciones / Bain Capital Private Equity, L.P. (December 12, 2012)	$1,345.2	0.58x	6.5x
IBM Worldwide Customer Care Business / Concentrix Corporation (SYNNEX) (January 31, 2014)	$490.3	0.38x	0
Stream Global Services, Inc. / Convergys Corporation (March 3, 2014)	$802.6	0.79x	6.9x
West Corporation (Agent Services Business) / Alorica Inc. (March 3, 2015)	$275.0	0.47x	7.9x
Sitel Worldwide Corporation / Groupe Acticall SAS (September 18, 2015)	$830.0	0.58x	7.4x
Serco Group Private Sector BPO / The Blackstone Group (December 31, 2015)	$294.1	0.59x	5.7x
Clearlink Technologies / Sykes Enterprises, Incorporated (April 1, 2016)	$206.4	1.68x	0
Buw Holding GmbH / Convergys Corporation (August 1, 2016)	$137.9	0.78x	0
The Minacs Group Pte Ltd. / SYNNEX Corp. (August 1, 2016)	$420.0	1.05x	0
Atelka Enterprise Inc. / TeleTech Holdings, Inc. (November 9, 2016)	$48.8	0.89x	0
Novitex Holdings, Inc., SourceHOV, LLC / Apollo Global Management, Quinpario Acquisition Corp. 2 (July 12, 2017)	$2,800.0	1.87x	7.3x
Convergys Corporation / SYNNEX Corp. (Pending)	$2,534.0	0.93x	7.0x

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of revenue and adjusted EBITDA for the LTM period prior to the closing of the applicable transaction. William Blair considered the transaction multiples of revenue and adjusted EBITDA for the Company and Aegis for the LTM period ended March 31, 2018 and compared them to the resulting range of transaction multiples of LTM revenue and LTM adjusted EBITDA for the selected transactions. Information regarding the multiples from William Blair’s analysis of selected transactions, to the extent meaningful, is set forth in the following tables:

	Implied Transaction Multiple		Precedent Transaction Valuation Multiples
	StarTek	Aegis	Min	Median	Mean	Max
Multiple
Enterprise Value / LTM Revenue	0.49x	0.69x	0.38x	0.84x	0.95x	1.87x
Enterprise Value / LTM Adjusted EBITDA	14.6x	7.1x	5.7x	7.0x	7.3x	9.6x

William Blair noted that the implied valuation multiples of enterprise value / LTM revenue for the Company and Aegis based on the Primary Share Issuance were within the range of multiples of the selected transactions, and the implied valuation multiples of enterprise value / LTM adjusted EBITDA for the Company and Aegis based on the Primary Share Issuance were within or above the range of multiples of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the Company and Aegis, none of these transactions or associated companies is identical to the Aegis Transactions, the Company or Aegis. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company or Aegis versus the values of the companies in the selected transactions.

Discounted Cash Flow Analysis

William Blair utilized the Forecasts (as modified by the Sensitivities) to perform a discounted cash flow analysis of the projected future free cash flows for the Company and the Combined Company for the fiscal years ending December 31, 2018 through December 31, 2022, adjusted for income taxes at an assumed rate of approximately 20.0% for the Company on a standalone basis and 28.1% for the Combined Company. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for the Company and the Combined Company. In this analysis, William Blair estimated terminal multiples of 2022 adjusted EBITDA ranging from 6.5x to 8.0x and assumed a discount rate of 12.0% to 16.0%. The terminal multiples range was derived from the relevant multiple ranges of the selected public companies analysis and selected precedent transaction analysis. The discount rate range was derived based upon a weighted average cost of capital analysis using the capital asset pricing model. In performing this analysis, William Blair assumed that 100% of the Expected Synergies would be realized by 2020.

William Blair aggregated the present value of the free cash flows over the applicable forecast period with the present value of the range of terminal values to arrive at an implied enterprise value range. William Blair derived a range of diluted equity value per share by deducting the Company’s and the Combined Company’s projected net debt as of June 30, 2018 from the resulting enterprise value range and by dividing by the Company’s and the Combined Company's total diluted shares outstanding, based on information provided by Management. The implied share price calculation for the Company and the Combined Company gives effect to dilution from the issuance of the Amazon Warrants, and the implied share price for the Combined Company gives effect to both the Primary Share Issuance and the Additional Share Issuance. At the direction of the Board, due to a large percentage of the Combined Company’s implied value being attributable to future growth and the possibility of a deterioration in the financial outlook for the Company, William Blair applied the Sensitivities to the Forecasts. The Sensitivities were based on achievement by the Company of various percentages (between 60% and 100%) of the Forecasts. William Blair noted that the equity value implied by the discounted cash flow analysis, subject to the assumptions set forth above, ranged from $9.23 per share to $13.15 per share for the Company based solely on the Forecasts and ranged from $6.19 per share to $12.06 per share for the Company based on the Forecasts as modified by the Sensitivities. William Blair also noted that equity value implied by the discounted cash flow analysis, subject to the assumptions set forth above, ranged from $12.18 per share to $18.26 per share for the Combined Company based solely on the Forecasts and ranged from $12.05 per share to $16.60 per share for the Company based on the Forecasts as modified by the Sensitivities.

Leveraged Buyout Analysis

Based on the Forecasts (as modified by the Sensitivities), William Blair performed a leveraged buyout analysis and projected illustrative implied purchase prices at which a leveraged buyout of the Company and the Combined Company could occur for a potential investor. In this analysis, William Blair estimated a terminal value by utilizing a range of calendar year 2022 EBITDA multiples of 6.5x to 8.0x and assumed internal rate of returns ranging from 23.0% to 27.0%. The terminal multiples range was derived from the relevant multiple ranges of the selected publicly traded companies analysis and the selected precedent transactions analysis. The internal rate of return was derived by William Blair utilizing its professional judgment and experience. The Forecasts were adjusted for income taxes at an assumed rate of approximately 20.0% for the Company on a standalone basis and 28.1% for the Combined Company. For purposes of this analysis, William Blair assumed a valuation as of June 30, 2018, including total debt of (i) 3.0x senior debt to estimated LTM second quarter 2018 adjusted EBITDA with an interest rate of 6.0% and (ii) 1.0x second lien debt to estimated LTM second quarter 2018 adjusted EBITDA with an interest rate of 8.5%. In addition, William Blair assumed that 100% of the Expected Synergies would be realized by 2020. The implied share price for the Combined Company gives effect to both the Primary Share Issuance and the Additional Share Issuance. At the direction of the Board, due to a large percentage of the Combined Company’s implied value being attributable to future growth and the possibility of a deterioration in the financial outlook for the Company, William Blair applied the Sensitivities to the Forecasts in the same manner as in the discounted cash flow analysis described above. William Blair noted that the equity value implied by the leveraged buyout analysis, subject to the assumptions set forth above, ranged from $5.04 per share to $7.17 per share for the Company based solely on the Forecasts and ranged from $3.22 per share to $6.52 per share based on the Forecasts as modified by the Sensitivities. William Blair also noted that the equity value implied by the leveraged buyout analysis, subject to the assumptions set forth above, ranged from $8.00 per share to $11.40 per share for the Combined Company based solely on the Forecasts and ranged from $7.81 per share to $10.36 per share based on the Forecasts as modified by the Sensitivities.

Implied Future Share Price Analysis

William Blair utilized the Forecasts (as modified by the Sensitivities) to analyze the present value of the implied future share price of the Company and the Combined Company in 2020 and 2022. In this analysis, William Blair estimated enterprise value / EBITDA multiples ranging from 6.5x to 8.0x, based on select precedent transactions and public company multiples, and assumed a discount rate of 12.0% to 16.0%. For purposes of this analysis, William Blair assumed that 100% of the Expected Synergies would be realized by 2020. The implied share price calculation for the Company and the Combined Company gives effect to dilution from the issuance of the Amazon Warrants, and the implied share price for the Combined Company gives effect to both the Primary Share Issuance and the Additional Share Issuance. At the direction of the Board, due to a large percentage of the Combined Company’s implied value being attributable to future growth and the possibility of a deterioration in the financial outlook for the Company, William Blair applied the Sensitivities to the Forecasts in the same manner as in the discounted cash flow analysis described above. William Blair noted that, subject to the assumptions set forth above, the equity value of the Company implied by the implied future share price analysis ranged from $5.96 per share to $8.28 per share in 2020 based solely on the Forecasts, $5.16 per share to $7.39 per share in 2020 based on the Forecasts as modified by the Sensitivities, $8.37 per share to $11.71 per share in 2022 based solely on the Forecasts and $6.09 per share to $10.76 per share in 2022 based on the Forecasts as modified by the Sensitivities as compared to the implied per share equity value of the Combined Company which ranged from $11.17 per share to $15.51 per share in 2020 based solely on the Forecasts, $11.96 per share to $13.85 per share in 2020 based on the Forecasts as modified by the Sensitivities, $12.77 per share to $18.22 per share in 2022 based solely on the Forecasts and $12.82 per share to $16.59 per share in 2022 based on the Forecasts as modified by the Sensitivities.

General

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the Aegis Transactions and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid with respect to the Share Issuances. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is identical or directly comparable to the Aegis Transactions or the Company. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the Company’s securities for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

The Company hired William Blair based on its qualifications and expertise in providing financial advice to technology companies and its reputation as a nationally recognized investment banking firm as well as its knowledge of the Company. During the two years preceding the date of William Blair’s written opinion, William Blair had not been engaged by, performed any services for or received any compensation from the Company, Aegis, the Aegis Stockholder, Privet or Engine (other than amounts that were paid to William Blair under the letter agreement pursuant to which William Blair was retained as a financial advisor to the Company in connection with the Aegis Transactions). Pursuant to a letter agreement dated May 6, 2016 (as amended on February 6, 2018), a fee of $500,000 was paid to William Blair in connection with the delivery of the Prior

Opinion. Under the terms of the letter agreement, William Blair will be entitled to receive an additional fee of approximately $2,150,000 upon completion of the Aegis Transactions. The Company previously paid William Blair a retainer of $50,000 and a fee of $400,000 for services William Blair provided in connection with the review of various financial and strategic alternatives for the Company. The Company also has agreed to reimburse William Blair for specified out-of-pocket expenses (including reasonable fees and expenses of its counsel and other independent experts retained by William Blair) incurred by it in connection with its services, and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

LITIGATION RELATING TO THE AEGIS TRANSACTIONS

The Definitive Proxy Statement is amended and supplemented to add the following after the second full paragraph under the heading entitled “Proposal 1-Litigation Relating to the Aegis Transactions” on page 65 of the Definitive Proxy Statement.

On June 29, 2018, the District Court of Arapahoe County, Colorado issued an order temporarily enjoining the Company from closing the stockholder vote by the Company’s stockholders on the issuance of shares of the Company’s common stock to the Aegis Stockholder until further order of the court.  The court also ordered that a hearing on whether to grant a preliminary injunction be scheduled within 14 days of the order.  The Company intends to file a motion to dissolve the temporary restraining order.

To avoid the risk that the action may delay or otherwise adversely affect the consummation of the Aegis Transactions and to minimize the expense of defending such action, the Company is voluntarily making certain of the supplemental disclosures set forth herein. Nothing in this proxy statement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

DESCRIPTION OF THE TRANSACTION AGREEMENT

The following information restates and supplements the existing disclosures contained under the heading “Proposal 1-Description of the Transaction Agreement-The Aegis Transactions” beginning on page 66 of the Definitive Proxy Statement.

Subject to the terms and conditions of the Transaction Agreement and the Amendment, upon the closing of the Aegis Transactions, the Company will acquire all of the outstanding capital stock of Aegis from the Aegis Stockholder, in exchange for the issuance of 20,600,000 shares of the Company’s common stock to the Aegis Stockholder. Concurrently, the Aegis Stockholder will purchase 166,667 newly issued shares of our common stock at a price of $12.00 per share for a total cash payment to the Company of $2,000,000. The number of shares of our common stock issued in the Aegis Transactions and the amount of the additional payment are subject to adjustment based on the relative net debt of the parties as of the closing. In addition, the number of shares of our common stock to be issued is subject to further adjustment for stock splits, consolidation and other similar corporate events. Upon consummation of the Aegis Transactions, the Aegis Stockholder is expected to be the majority owner of the Company.

The following information restates and supplements the existing disclosures contained under the heading “Proposal 1-Description of the Transaction Agreement-Closing” beginning on page 66 of the Definitive Proxy Statement.

Subject to the satisfaction or waiver of specified closing conditions, the closing of the Aegis Transactions will take place on July 20, 2018 or as otherwise agreed in writing between Aegis and the Company. Although we expect to complete the Aegis Transactions as soon as possible following the Annual Meeting (if the Company’s stockholders approve the Aegis Issuance Proposal, the Authorized Share Proposal and the Corporate Opportunity Proposal), the Company cannot specify when or assure that the Company, Aegis and the Aegis Stockholder will satisfy or waive all of the conditions to the closing of the Aegis Transactions. See “Proposal 1-Description of the Transaction Agreement-Conditions to the Closing of the Aegis Transactions” beginning on page 81 of the Definitive Proxy Statement.

The following information restates and supplements the existing disclosures contained under the heading “Proposal 1-Description of the Transaction Agreement-Additional Cash Payment and Additional Shares” beginning on page 66 of the Definitive Proxy Statement.

The Aegis Stockholder will also purchase from the Company 166,667 additional shares of our common stock for an amount equal to $2,000,000, as may be adjusted as described in “-Net Debt Adjustment” below and further adjusted for stock splits, consolidations and other similar corporate events.

The following information restates and supplements the existing disclosures contained under the heading “Proposal 1-Description of the Transaction Agreement-Net Debt Adjustment” beginning on page 66 of the Definitive Proxy Statement.

The Transaction Agreement provides for an adjustment to the Transaction Shares and the additional cash payment of $2,000,000 to be paid by the Aegis Stockholder to the Company based on the relative net debt of the Company and Aegis as of 11:59 p.m. (Eastern Time) on the business day immediately prior to the third business day prior to the closing date of the Aegis Transactions.

The net debt of each of the Company and Aegis shall be an amount equal to their respective indebtedness minus cash. The net debt target of the Company means an amount equal to $28,000,000 plus $3,000,000 and the net debt target of Aegis means an amount equal to $145,000,000 plus $3,000,000. The net debt excess of the Company will be an amount equal to the excess, if any, of the Company’s net debt over the Company’s net debt target or $0 if the Company’s net debt target is equal to or greater than the Company’s net debt. The net debt excess of Aegis will be an amount equal to the excess, if any, of Aegis’ net debt over the Aegis net debt target or $0 if Aegis’ net debt target is equal to or greater than Aegis’ net debt.

If the Company’s net debt excess less the Aegis net debt excess is a positive number, the number of Transaction Shares shall be increased by a number of shares (rounded up or down to the nearest whole share) equal to such positive number divided by $12, provided that, if the number of Transaction Shares would be increased by more than 866,666 shares then the Company shall proceed in the following order:

•
the Company shall use its reasonable best efforts to obtain any waiver or consent of any relevant third party to allow, without requiring any material amendment to any existing agreement with any such relevant third party, an increase in such 866,666 share limit to permit the full adjustment and increase to the number of Transaction Shares, in which case, the adjustment to the number of Transaction Shares shall be made without the limitation of the 866,666 share limit;

•
the Company may, in its sole discretion, waive the application of the 866,666 share limit and issue a number of additional shares of our common stock in respect of all or part of the positive debt amount, with each share being valued at $12 (provided that such waiver shall not conflict with, or result in any violation or breach of, constitute a default, or give rise to the vesting of any right by any third party or the acceleration of any material benefit for any third party, pursuant to any of the terms, conditions or provisions of any contract or other agreement, instrument or obligation of the Company); and

•
if such consent or waiver referenced in the first bullet above is not obtained on or prior to the closing date of the Aegis Transactions, as extended to permit the Company to attempt to obtain such consent, and the waiver contemplated by the second bullet, if made, does not result in the issuance of an additional number of shares of our common stock equal to the positive debt amount divided by $12, then;

•
the $2,000,000 payment to be made by the Aegis Stockholder to the Company shall be reduced to an amount (but not less than zero) equal to $2,000,000 minus the difference between the positive debt amount and $10,399,992, subject to increase to the extent the Company waives the 866,666 share limit as set in the second bullet above, and the number of additional shares to be issued to the Aegis Stockholder in respect of such $2,000,000 payment shall equal such payment as so reduced divided by $12, and

•
the number of Transaction Shares shall be adjusted to equal 21,466,666 (as may be adjusted for stock splits, consolidation and other similar corporate events) plus the number of shares obtained by dividing the positive debt amount minus the $10,399,992 cap, as increased pursuant to the first sub-bullet above, by $12 (with any fractional shares rounded up or down to the nearest whole share) provided, that, the total number of Transaction Shares shall not exceed 21,633,333 (as may be adjusted for stock splits, consolidation and other similar corporate events).

If the Company’s net debt excess less the Aegis net debt excess is a negative number, the number of Transaction Shares shall be decreased by a number of shares (rounded up or down to the nearest whole share) equal to the absolute value of such negative number divided by $12. If the Company’s net debt excess is equal to Aegis’ net debt excess, there shall be no adjustment in the number of Transaction Shares. If neither party has a net debt excess, there shall be no adjustment in the number of Transaction Shares.

The Definitive Proxy Statement is amended and supplemented to amend and restate the disclosure under the heading entitled “Board of Directors and Management of the Combined Company” on pages 89-90 of the Definitive Proxy Statement.

We expect that Mr. B. Rosenzweig, Mr. Sheft and Dr. Zschau will continue as independent directors, and Mr. Sengupta, Mr. Chakrabarty, Mr. Sharda and Mr. Rao will be appointed as directors designated by Aegis after the closing. The additional director designated by the Aegis Stockholder has not yet been determined. Mr. B. Rosenzweig offered to continue serving as a director of the Combined Company beginning in the first quarter of 2018. Mr. Sheft and Dr. Zschau offered to continue serving as directors of the Combined Company beginning in May 2018. In May 2018, the Company’s counsel notified the Aegis Stockholder’s counsel that the Company was designating Mr. B. Rosenzweig, Mr. Sheft and Dr. Zschau as the continuing independent directors as of the closing pursuant to the Transaction Agreement. While certain of the Company’s executive officers may be employed by the Combined Company following the completion of the Aegis Transactions, as of the date of this proxy statement, neither the Company nor the Aegis Stockholder have entered into any new employment agreements or amended or modified any existing employment agreements with any of the Company’s executive officers in connection with the Aegis Transactions. After the signing of the Transaction Agreement, representatives of the Aegis Stockholder engaged in preliminary conversations with Mr. L. Rosenzweig and Mr. Carlson regarding management of the Company. Following the closing of the Aegis Transactions, Mr. L. Rosenzweig is expected to serve as the Chief Executive Officer of the Company and Mr. Carlson is expected to continue with the Company in the role of Chief Innovation Officer. The terms and conditions of Mr. L. Rosenzweig's and Mr. Carlson's services have not yet been finalized.

The Definitive Proxy Statement is amended and supplemented to add the following after the paragraph under the heading entitled “Management Services Agreement” on page 90 of the Definitive Proxy Statement.

The Management Services Agreement is expected to survive consummation of the Aegis Transactions and is expected to remain in effect following the Closing.

APPROVAL OF THE AMAZON WARRANT ISSUANCE

The Definitive Proxy Statement is amended and supplemented to add the following under the heading entitled “Background Information” after the third paragraph on page 93 of the Definitive Proxy Statement.

Following the consummation of the Aegis Transactions, assuming the issuance of 20,766,667 shares to the Aegis Stockholder and based on the 16,216,297 shares of common stock outstanding as of June 1, 2018, the 4,000,000 shares of common stock underlying the Amazon Warrant would represent approximately 9.8% of the total outstanding common stock, and the shares held by stockholders other than Amazon and the Aegis Stockholder would represent approximately 39.6% of the total outstanding common stock.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE AEGIS TRANSACTIONS

The following information restates and supplements the existing disclosures contained in the fifth paragraph under the heading “Other-Board of Directors and Management After the Aegis Transactions-New StarTek Board” beginning on page 129 of the Definitive Proxy Statement.

One of the Aegis Designated Directors has not yet been determined at this time.

Annex A

AMENDMENT TO THE TRANSACTION AGREEMENT

FIRST AMENDMENT TO TRANSACTION AGREEMENT
This FIRST AMENDMENT TO TRANSACTION AGREEMENT, dated as of July 3, 2018 (this “Amendment”), is made by and among StarTek, Inc., a Delaware corporation (“Public Company”), CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Private Company”) and CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Stockholder”).
W I T N E S S E T H:
WHEREAS, Public Company, Private Company and the Stockholder are parties to the Transaction Agreement, dated as of March 14, 2018, (the “Transaction Agreement”); and
WHEREAS, pursuant to and in accordance with Sections 8.4 and 8.6 of the Transaction Agreement, the parties hereto desire to amend the Transaction Agreement, as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (all capitalized terms used but not defined herein shall have the meanings specified in the Transaction Agreement):
Section 1.Amendments to the Purchase Agreement.

(a)Clause (iv) of the second “WHEREAS” clause is hereby amended and restated to read in its entirety as follows:

“in addition to the Sale (as defined herein) and Issuance (as defined herein), the Stockholder shall purchase, for two million US dollars (US$2,000,000) (as may be adjusted pursuant to Section 1.6(c) and further adjusted for stock splits, consolidation and other similar corporate events, the “Additional Cash Payment”), additional shares of Public Company Common Stock at a price of $12.00 per share of Public Company Common Stock;”
(b)Section 1.3 of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“1.3    Additional Cash Payment and Additional Shares. In addition to the Sale and Issuance, at the Closing, the Stockholder shall purchase from Public Company for the Additional Cash Payment, and the Public Company shall issue and deliver to the Stockholder or its designee, one hundred and sixty-six thousand, six hundred and sixty-seven (166,667) shares of Public Company Common Stock (as may be adjusted pursuant to Section 1.6(c) and further adjusted for stock splits, consolidation and other similar corporate events, the “Additional Shares”).”
(c)The first sentence of Section 1.4 of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“Subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) will take place on July 20, 2018 at the offices of Jenner & Block LLP, 353 N. Clark St., Chicago, Illinois 60654, unless another date, place or time is agreed to in writing by Public Company and Private Company.”
(d)Section 1.6(c) of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“If the Public Company Net Debt Excess less the Private Company Net Debt Excess is a positive number (the “Positive Debt Amount”), the Base Number of Shares shall be increased by a number of shares (rounded up or down to the nearest whole share) equal to the Positive Debt Amount divided by the Public Company Common Stock Reference Price; provided

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that if, as a result of such adjustment, the Base Number of Shares would be increased by more than 866,666 shares (as may be adjusted for stock splits, consolidation and other similar corporate events) (the “Base Number Increase Cap”), then the parties hereto shall proceed in the following order: (i) Public Company shall use its reasonable best efforts to obtain any waiver or consent of any relevant third party to allow, without requiring any material amendment to any existing agreement with any such relevant third party, an increase in the Base Number Increase Cap to permit the full adjustment and increase to the Base Number of Shares, in which case, the adjustment to the Base Number of Shares in this Section 1.6(c) shall be made without the limitation of the Base Number Increase Cap; (ii) Public Company may, in its sole discretion, waive the application of the Base Number Increase Cap and issue a number of additional shares of Public Company Common Stock in respect of all or part of the Positive Debt Amount, with each share of Public Company Common Stock being valued at the Public Company Common Stock Reference Price (provided that such waiver shall not conflict with, or result in any violation or breach of, constitute a default, or give rise to the vesting of any right by any third party or the acceleration of any material benefit for any third party, pursuant to any of the terms, conditions or provisions of any contract or other agreement, instrument or obligation of Public Company); and (iii) if such consent or waiver referenced in sub-clause (i) is not obtained on or prior to the Closing Date contemplated by Section 1.4 and the waiver contemplated by sub-clause (ii), if made, does not result in the issuance of an additional number of shares of Public Company Common Stock equal to the Positive Debt Amount divided by the Public Company Common Stock Reference Price, then (x) the Additional Cash Payment shall be reduced to an amount (but not less than zero) equal to two million US dollars (US$2,000,000) minus the difference between the Positive Debt Amount and the Cap Value, and the number of Additional Shares shall equal the Additional Cash Payment as so reduced divided by the Public Company Common Stock Reference Price, and (y) the Base Number of Shares shall be adjusted to equal 21,466,666 (as may be adjusted for stock splits, consolidation and other similar corporate events) plus the number of shares obtained by dividing the Adjusted Debt Amount by the Public Company Common Stock Reference Price (with any fractional shares rounded up or down to the nearest whole share); provided, however, that, for the avoidance of doubt, the total number of shares of Public Company Common Stock to be issued to the Stockholder or its designee at Closing shall not exceed 21,633,333 (as may be adjusted for stock splits, consolidation and other similar corporate events). “Public Company Common Stock Reference Price” shall mean $12.00 per share of Public Company Common Stock, as may be adjusted for stock splits, consolidation and other similar corporate events. “Cap Value” shall be an amount equal to ten million three hundred ninety-nine thousand, nine hundred ninety-two US dollars (US$10,399,992), which, for the avoidance of doubt, shall equal the product of the Base Number Increase Cap and the Public Company Common Stock Reference Price (not accounting for stock splits, consolidation and other similar corporate events); provided, however, that if Public Company waives the application of the Base Number Increase Cap pursuant to sub-clause (ii), the Cap Value shall be increased to equal the Public Company Common Stock Reference Price multiplied by the number of shares of Public Company Common Stock to be issued pursuant to sub-clause (ii). “Adjusted Debt Amount” means an amount equal to the Positive Debt Amount minus the Cap Value; provided, however, that if the amount so calculated exceeds two million US dollars (US$2,000,000), then the Adjusted Debt Amount shall be deemed to equal two million US dollars (US$2,000,000).”
(e)Section 1.6(e) of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

“[Reserved].”
(f)Section 1.6(f)(v) of the Transaction Agreement is hereby amended and restated to read in its entirety as follows:

““Private Company Net Debt Target” shall mean an amount equal to one hundred forty-five million US dollars (US$145,000,000) plus the Net Debt Threshold Amount.”
Section 2.Effectiveness of Amendment. Upon the execution and delivery hereof, the Transaction Agreement shall thereupon be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Transaction Agreement, and this Amendment and the Transaction Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Transaction Agreement.

Section 3.General Provisions.

(a)Miscellaneous. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Amendment may be executed by facsimile signature. The terms

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of Article VII of the Transaction Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. The Transaction Agreement (as amended by this Amendment) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in the Transaction Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

(b)Transaction Agreement Ratification. Except as specifically provided for in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Transaction Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery hereof, any reference to the Transaction Agreement, including “hereof,” “hereunder,” and similar terms shall mean the Transaction Agreement as amended hereby.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

PUBLIC COMPANY:

STARTEK, INC.

By:    /s/ Chad Carlson

Name:    Chad Carlson

Title:    President and Chief Executive Officer

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.
PRIVATE COMPANY:

CSP ALPHA MIDCO PTE LTD

By:    /s/ Sanjay Chakrabarty

Name:     Sanjay Chakrabarty

Title:     Director

By:    /s/ Mukesh Sharda

Name:    Mukesh Sharda

Title:     Director

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.
STOCKHOLDER:

CSP ALPHA HOLDINGS PARENT PTE LTD

By:    /s/ Sanjay Chakrabarty

Name:     Sanjay Chakrabarty

Title:     Director

By:    /s/ Mukesh Sharda

Name:    Mukesh Sharda

Title:     Director

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Annex B

OPINION OF THE FINANCIAL ADVISOR TO THE COMPANY

July 3, 2018

The Board of Directors
StarTek, Inc.
8200 E. Maplewood Ave., Suite 100
Greenwood Village, Colorado 80111

Ladies and Gentlemen:
William Blair & Company, LLC (“William Blair”, “we”, “our” or “us”) understands that StarTek, Inc., a Delaware corporation (the “Company”), is proposing to enter into a series of transactions (the “Transactions”) pursuant to which the Company will be combined with CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Alpha”). It is anticipated that in connection with the Transactions, among other things:

(i)	CSP Alpha Holdings Parent Pte Ltd., a Singapore private limited company (the “Stockholder”), will sell to the Company all of the shares of Alpha;

(ii)
In consideration for the sale and purchase of the shares of Alpha, the Company will issue to the Stockholder 20,600,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”) (the “Primary Share Issuance”); and

(iii)
The Company will issue to the Stockholder $2,000,000 of additional shares of Common Stock (the “Additional Share Issuance” and, together with the Primary Share Issuance, the “Share Issuances”) at a price of $12.00 per share.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid with respect to the Share Issuances pursuant to the terms and subject to the conditions set forth in the Transaction Agreement dated as of March 14, 2018 by and among the Company, Alpha and the Stockholder (the “Original Transaction Agreement”), as will be amended by the First Amendment to the Transaction Agreement (the “First Amendment”) (as amended by the First Amendment, the “Transaction Agreement”). We previously issued a prior opinion, dated March 14, 2018, in connection with the execution of the Original Transaction Agreement (the “Prior Opinion”).
In connection with our review of the proposed Transactions and the preparation of our opinion herein, we have examined: (a) the Original Transaction Agreement, (b) a draft of the First Amendment, dated July 3, 2018 and we have assumed the final form of the First Amendment will not differ from such draft in any material respect; (c) the due diligence report issued by Deloitte dated April 5, 2018 reflecting Alpha’s financial results at and for the fiscal years ended March 31, 2016 and March 31, 2017, and the twelve months ended December 31, 2017; (d) audited financial statements of the Company for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, and certain unaudited financial statements of the Company for the quarter ended March 31, 2018; (e) certain historical financial statements of Alpha for the fiscal years ended March 31, 2016 and March 31, 2017 as provided by management of Alpha and reviewed by third party accounting providers, and for the fiscal year ended March 31, 2018 as provided by management of Alpha; (f) the unaudited financial statements of Alpha for the months ended December 31, 2017; (g) certain internal business, operating and financial information and forecasts of the Company and Alpha (the “Forecasts”), prepared by the senior management of the Company and Alpha, respectively, and sensitivities prepared at the direction of and approved by the board of directors of the Company relating thereto (the “Sensitivities”); (h) information regarding the amount and timing of incremental revenue, cost savings and related expenses which senior management of the Company expects will result from the Transactions (the “Expected Synergies”); (i) information regarding the strategic, financial and operational benefits anticipated from the Transactions and the prospects of the Company (with or without the Transactions) prepared by the senior management of the Company; (j) information regarding publicly available financial terms of certain other mergers we deemed relevant; (k) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (l) current and historical market prices and trading volumes of the Common Stock; and (m) certain other publicly available information on the Company and Alpha. We have also held discussions with members of the senior management of the Company and Alpha to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

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In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts and Synergies provided by senior management of the Company and Alpha, as applicable. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Alpha. We have been advised by the senior management of the Company and Alpha that the Forecasts and the Expected Synergies examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and Alpha, as the case may be, and at the direction of the board of directors of the Company have also applied the Sensitivities to the Forecasts. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby, taking into account the application of the Sensitivities, and (ii) all material assets and liabilities (contingent or otherwise) of the Company and Alpha are as set forth in the financial statements of the Company and Alpha, as applicable, or other information made available to us. We express no opinion with respect to the Forecasts Expected Synergies, the Sensitivities or the estimates and judgments on which they are based. We also have assumed that any adjustments to the financial statements of Alpha to present them in accordance with Generally Accepted Accounting Principles would not be material in amount or significance. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the compensation to other stockholders or the Company. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Transactions will be consummated on the terms described in the Transaction Agreement, without any waiver of any material terms or conditions by the Company.
William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Transactions and will receive a fee from the Company for our services, a portion of which was paid previously in connection with the delivery of the Prior Opinion and a significant portion of which is contingent upon consummation of the Transactions. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.
We are expressing no opinion herein as to the price at which the Common Stock will trade at any future time or as to the effect of the Transactions on the trading price of the Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common shares of the Company by stockholders within a short period of time after the effective date of the Transactions, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of Alpha or in the market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transactions on terms and conditions that are acceptable to all parties at interest.
Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transactions. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Share Issuances in connection with the Transactions, and we do not address the merits of the underlying decision by the Company to engage in the Transactions and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Transactions. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Transactions. This opinion has been reviewed and approved by our Fairness Opinion Committee. Upon execution of the First Amendment, this opinion will supersede for all purposes the Prior Opinion.

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Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid with respect to the Shares Issuances is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ WILLIAM BLAIR & COMPANY, L.L.C.

____________________________________________________
WILLIAM BLAIR & COMPANY, L.L.C.

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